Exhibit 10.3

THE PANTRY, INC.

AWARD AGREEMENT

(Awarding Nonqualified Stock Option to Non-Employee Director)

THIS AWARD AGREEMENT (this “Agreement”) is entered into as of [Date] by and between The Pantry, Inc., a Delaware corporation (the “Company”), and [Director] (“Optionee”) pursuant to The Pantry, Inc. 2007 Omnibus Plan (the “Plan”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

R E C I T A L S:

A.        Optionee is a member of the Board of Directors of the Company and the Company considers it desirable to give Optionee an added incentive to advance the interests of the Company and its shareholders.

B.        The Company now desires to grant Optionee the right to purchase shares of common stock of the Company, par value $.01 per share (the “Shares”), pursuant to the terms and conditions of this Agreement and the Plan.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the parties agree as follows:

1.         Option; Number of Shares. The Company hereby grants to Optionee the right (the “Option”) to purchase up to a maximum of [Number] Shares at a price of $[Option Price] per Share (the “Option Price”) to be paid in accordance with Section 6 hereof. The Option and the right to purchase all or any portion of the Shares are subject to the terms and conditions stated in this Agreement and in the Plan. The Option is not intended to qualify for treatment as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.         Vesting. Subject to Participant’s continuing to provide services to the Company, the Option shall vest and become exercisable in full as to all the Shares covered by the Option on the first anniversary of the Vesting Commencement Date. The “Vesting Commencement Date” is [Vesting Commencement Date].

3.         Term of Agreement. The Option, and Optionee’s right to exercise the Option, shall terminate when the first of the following occurs:

                            (a)       termination of this Agreement and the Option pursuant to Article 17 of the Plan (Amendment, Modification, Suspension, and Termination);

(b)	the expiration of seven (7) years from the date hereof; or

                            (c)       90 days after the date of termination of Optionee’s director relationship with the Company, unless such termination results from Optionee’s death, Disability (within the meaning of Section 22(e)(3) of the Code), Involuntary Termination (for purposes of this Agreement, defined as Optionee’s not being voted to a new term by the shareholders or voted off the Board by fellow directors other than for Cause, as that term is generally recognized under applicable law and the prior practices and policies of the Company) or Optionee dies within 90 days after the date of termination of Optionee’s director relationship with the Company, in which case this Agreement and the Option shall terminate as follows:

       (i)        Death. If Optionee’s termination is as a result of Optionee’s death, or Optionee dies within 90 days after the date of termination, the Option shall terminate on the first anniversary of the date of termination.

       (ii)       Disability or Involuntary Termination. If Optionee’s termination is as a result of Optionee’s Disability or Involuntary Termination, the Option shall terminate on the third anniversary of the date of termination.

4.         Termination of Director Relationship. The termination of Optionee’s director relationship with the Company other than as a result of death, Disability or Involuntary Termination shall not accelerate the vesting of the Option or otherwise affect the number of Shares with respect to which the Option may be exercised, and the Option may only be exercised with respect to that number of Shares that could have been purchased under the Option had the Option been exercised by Optionee on the date of such termination. The termination of Optionee’s director relationship with the Company as a result of death or Disability shall automatically accelerate the vesting of the Option in full, and the Option shall be exercisable as set forth in Section 5 hereof as to the full number of Shares subject to the Option until the first to occur of the events set forth in Section 3 above. The termination of Optionee’s director relationship with the Company as a result of Involuntary Termination shall automatically accelerate the vesting of the Option as to one twelfth (1/12th) of the Shares subject to the Option for each full month of service rendered by Optionee from the Vesting Commencement Date through the date of such termination and the Option shall be exercisable as set forth in Section 5 hereof as to this pro rated number of Shares until the first to occur of the events set forth in Section 3 above.

5.         No Assignment; Death of Optionee. The rights of Optionee under this Agreement may not be assigned or transferred except by will or the laws of descent or distribution and may be exercised during the lifetime of Optionee only by such Optionee; provided, however, that in the event of Optionee’s Disability, a designee of Optionee (or Optionee’s legal representative if Optionee has not designated anyone) may exercise the Option on behalf of Optionee (provided the Option would have been exercisable by Optionee) until the right to exercise the Option expires pursuant to Section 3 hereof. The Option shall not be subject, in whole or in part, to attachment, execution, or levy of any kind, and any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of the Option in contravention of this Agreement or the Plan shall be void. If Optionee should die while Optionee is engaged in a director relationship with the Company or within 90 days of the termination of such relationship, (provided the Option would have been exercisable by Optionee) Optionee’s designee, legal representative, or legatee, the successor trustee of Optionee’s inter vivos trust or the person who acquired the right to exercise the Option by reason of the death of Optionee (individually, a “Successor”) shall succeed to Optionee’s rights under this Agreement. After the death of Optionee, only a Successor may exercise the Option.

6.         Exercise of Option. On or after the vesting of the Option in accordance with Sections 2 and 4 hereof and until termination of the Option in accordance with Section 3 hereof, the Option may be exercised by Optionee (or such other person specified in Section 5 hereof) to the extent exercisable as determined under Sections 2 and 4 hereof, upon delivery of the following to the Company at its principal executive offices:

                            (a)       a written notice of exercise which identifies this Agreement and states the number of Shares with respect to which the Option is to be exercised; and

                            (b)       cash or its equivalent in the amount of the aggregate Option Price (or payment of the aggregate Option Price in such other form of lawful consideration as the Committee may approve from time to time under the provisions of Sections 6.5 and 6.6 of the Plan).

7.         No Rights as a Stockholder. Optionee shall have none of the rights of a stockholder with respect to Shares covered by the Option until the date (the “Exercise Date”) an entry evidencing such ownership is made in the stock transfer books of the Company. Except as may be provided under Sections 4.4, 14 and 17.2 of the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the Exercise Date.

8.         Limitation of Company’s Liability for Nonissuance. The inability of the Company to obtain, from any regulatory body having jurisdiction, authority reasonably deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Shares hereunder and under the Plan, including without limitation registration of the Shares on Form S-8 under the Securities Act of 1933, as amended, shall relieve the Company of any liability in respect of the nonissuance or sale of such Shares as to which such requisite authority shall not have been obtained.

9.         The Plan. This Agreement is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall control. A copy of the Plan is available to Optionee at the Company’s principal executive offices upon request and without charge. The good faith interpretation of the Committee of any provision of the Plan, the Option or this Agreement, and any determination with respect thereto or hereto by the Committee, shall be final, conclusive and binding on all parties.

10.       Notices. All notices by Optionee or Optionee’s assignees shall be addressed to The Pantry, Inc., 1801 Douglas Drive, Sanford, North Carolina 27330, Facsimile: (919) 774-3329, Attention: Human Resources, or such other address as the Company may from time to time specify. All notices to Optionee shall be addressed to Optionee at Optionee’s address in the Company’s records.

11.       Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflict of law provisions thereof.

12.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement as of the date first above written.

THE COMPANY:

THE PANTRY, INC.

By:_____________________________

Peter J. Sodini
Chairman and Chief Executive Officer

OPTIONEE:

__________________________________

[Director]

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